 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated January 22, 2021 in the Amendment No. 1 to the Registration Statement (File No. 333-250914) and related Prospectus of Guggenheim Defined Portfolios, Series 2089.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

January 22, 2021